Exhibit 10.31

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of October 5, 2007 (this “Agreement”), is between Orchid Cellmark Inc., a Delaware corporation (the “Company”), and Mr. James F. Smith, who resides at the address listed at the bottom of this Agreement (“Employee”). This Agreement is intended to confirm the understanding between the Company and Employee with respect to Employee’s future employment by the Company. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties have agreed as follows:

1. Employment.

(a) Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ Employee, and Employee will be employed by the Company, as Vice President and Chief Financial Officer, reporting to the Chief Executive Officer, provided, that Employee’s reporting relationship may change from time to time at the sole discretion of the Company. Employee will have the responsibilities, duties and authority commensurate with said positions. Employee will also perform such other services of an employment nature for the Company as may be assigned to Employee from time to time by the Chief Executive Officer.

(b) Devotion to Duties. For so long as Employee is employed hereunder, Employee will devote substantially all of Employee’s business time and energies to the business and affairs of the Company, provided, that nothing contained in this Section 1(b) will be deemed to prevent or limit Employee’s right to manage Employee’s personal investments on Employee’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Employee does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as Employee’s aggregate direct and indirect interest does not exceed three percent (3%) of the issued and outstanding securities of any class of securities of such publicly held entity.

(c) Purchase of Equity Interest. Subject to the Company’s policy regarding black-out periods and any applicable securities laws, Employee agrees to purchase in the open-market within six (6) months after the Commencement Date (as defined below) common stock of the Company for an aggregate purchase price of not less than $10,000. In order to assist Employee in fulfilling the foregoing obligation, the Company will, upon Employee’s request at a time when Employee does not have material non-public information, provide reasonable assistance to Employee in establishing a Prearranged Trading Plan pursuant to SEC Rule 10b5-1, under which Employee may make prior arrangements to trade equity of the Company.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Employee’s employment hereunder will commence on October 5, 2007 (the “Commencement Date”) and will continue until October 5, 2010 (the “Initial Term”); provided, that Employee’s employment hereunder will be automatically extended for additional consecutive periods of one (1) year (each, a “Subsequent Term”) unless either Employee or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice must be given no less than three (3) months prior to the end of the relevant Initial Term or Subsequent Term. The Initial Term and any Subsequent Terms are referred to herein as the “Term.”

(b) Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder will terminate upon the earliest to occur of the following:

(i) Death. Employee’s death, which termination shall be effective immediately;

(ii) Termination by the Company.

(A) Written notice by the Company to Employee that Employee’s employment is being terminated as a result of Employee’s incapacity or inability to further perform Employee’s duties and responsibilities as contemplated herein for ninety (90) days or more within any six (6) month period, or because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform Employee’s duties and responsibilities contemplated herein (it being understood that the determination of Employee’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and Employee) (such condition hereafter referred to as the “Disability”), which termination shall be effective on the date of such notice;

(B) Written notice by the Company to Employee that Employee’s employment is being terminated for Cause (as defined below), which termination shall be effective on the date of such notice; or

(C) Written notice by the Company to Employee that Employee’s employment is being terminated without Cause, which termination shall be effective on the date of such notice; or

(iii) Termination by Employee. Written notice by Employee to the Company that Employee is terminating Employee’s employment for any reason, which termination shall be effective thirty (30) days after the date of such notice; or

(iv) End of Term. Conclusion of the Term, unless either party has given a timely Non-Renewal Notice.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean that Employee has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in performance of Employee’s duties to the Company; (iii) committed an act of moral turpitude; (iv) committed an act of fraud or material dishonesty in discharging Employee’s duties to the Company; (v) breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A), between Employee and the Company, as all of the foregoing may be amended from time to time, that results in material harm to the Company; or (vi) breached any provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended from time to time; provided, that in the case of subparagraph (ii) where such gross negligence and the effects of such gross negligence are capable of remedy by the Employee, there shall be no Cause unless the Company provides Employee with written notice reasonably detailing the purported basis for the Cause and Employee fails to remedy the effects of such gross negligence within thirty (30) days after Employee’s receipt of such notice.

(d) Definition of “Change of Control”. For purposes of this Agreement, a “Change of Control” shall occur on the date that either of the following occurs: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its affiliated entities or any employee benefit plan of the Company); or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the consummation of an agreement for the sale or disposition of the Company of all or substantially all of the Company’s assets. “Substantially all of the Company’s assets” shall be deemed to include the assets of all business units and/or divisions of the Company and all of its affiliated entities. In all respects, the definition of “Change of Control” shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. While Employee is employed hereunder, the Company will pay Employee a base salary at the gross annual rate of $245,000 (the “Base Salary”). The Chief Executive Officer shall review Employee’s Base Salary on at least an annual basis, with the first such review to be conducted in April 2008, and the Base Salary may be adjusted at the sole discretion of the Chief Executive Officer or the Board of Directors (the “Board”) or its designee. The Base Salary will be payable in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required by law to be deducted for employment related taxes and the like.

(b) Annual Bonus. Employee will also be eligible to receive an annual performance bonus in accordance with the Orchid Cellmark Inc. Incentive Bonus Plan (or, if applicable, any successor plan). The award and amount of any annual performance bonus shall be determined by the Chief Executive Officer and the Compensation Committee of the Board (or its designee) and shall be primarily based on Employee’s performance and the overall performance of the Company, measured against goals that are approved by the Chief Executive Officer and the Compensation Committee. For 2007 the Employee’s goals will be based on the 2007 Annual Company goals and, in particular, those goals pertaining to the Financial Department, Human Resources Department and the IT Department. The bonus target for each year will be twenty-five percent (25%) of Employee’s Base Salary in effect at the end of the calendar year to which it relates, and the amount of any annual performance bonus for 2007 shall be pro-rated based on the number of calendar days in 2007 during which the Company employs Employee as an Employee. For 2008 and subsequent years, the Employee shall submit proposed performance goals to be reviewed and approved by the Chief Executive Officer and the Compensation Committee of the Board in their sole discretion, no later than March 31 of the year to which the goals relate.

(c) Equity Compensation.

(i) Stock Options. The Company will grant to Employee non-qualified stock options to purchase Seventy-Five Thousand (75,000) shares of the common stock of the Company on the date of the first meeting of the Compensation Committee of the Company following the Commencement Date (the “Grant Date”) at an exercise price equal to the fair market value of such stock on the Grant Date, which exercise price is determined as provided by the Orchid BioSciences, Inc. 2005 Amended and Restated Stock Plan as the closing or last price on the trading day immediately preceding the Grant Date, and which options will vest monthly in forty-eight (48) equal installments over the four (4) years following the Grant Date, provided that Employee remains employed by the Company on the applicable date and, except as otherwise provided in this Agreement, subject to such other terms and conditions as set forth in the Company’s standard form of option agreement.

(ii) Effect of Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change of Control, all stock options held by Employee which have not previously vested shall vest and become fully exercisable upon the Change of Control.

(iii) Stock Plan. The grant contemplated by 3(c)(i) shall be subject in all respects to the terms and conditions of the Orchid BioSciences, Inc. 2005 Amended and Restated Stock Plan or such other plan as may be in effect at the time of grant.

(d) Fringe Benefits. As an inducement to the Company to enter into this Agreement and for the specific consideration set forth herein, including but not limited to the Employee’s Base Salary in Section 3(a), the Employee hereby agrees that he will not elect to participate in any medical benefit plan (a “Health Fringe Benefit”) offered to employees of the Company, in which Employee might otherwise be entitled to participate. Employee understands that if he is offered the opportunity by the Company and he elects to participate in any such Health Fringe Benefit, Employee’s Base Salary will be reduced by an amount determined by the Chief Executive Officer or the Compensation Committee of the Board, in their sole discretion, to be reflective of the value of the Health Fringe Benefit the Employee elects to participate in.

(e) Vacation. Employee will be entitled to accrue up to twenty (20) vacation days and five (5) sick days per calendar year that Employee remains employed by the Company, subject to the terms of the Company’s vacation and sick leave policies, as they may be amended from time to time. All vacation days will be taken at times mutually agreed upon by Employee and the Company and will be subject to the business needs of the Company.

(f) Reimbursement of Expenses. The Company will reimburse Employee for all ordinary and reasonable documented out-of-pocket business expenses that are incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

4. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with the Company and has not yet been paid; (ii) an amount equal to the value of Employee’s accrued unused vacation days; and (iii) the amount of any reasonable documented out-of-pocket expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Termination due to Death or Disability. If Employee’s employment hereunder is terminated due to Employee’s death or Disability, the Company will pay the Accrued Obligations to Employee’s estate promptly following the effective date of such termination.

(c) Termination for Cause, or at the Conclusion of the Term. If Employee’s employment hereunder is terminated by the Company for Cause, or if Employee’s employment terminates as a result of the expiration of the Term, the Company will pay the Accrued Obligations to Employee promptly following the effective date of such termination and shall have no further obligations to Employee.

(d) Termination without Cause, but not as a result of a Change of Control. If Employee’s employment hereunder is terminated by the Company without Cause, then:

(i) The Company will pay the Accrued Obligations to Employee promptly following the effective date of such termination;

(ii) The Company will pay Employee an amount equal to six (6) months of his Base Salary in effect as of the effective date of such termination, which amount will paid, at the Company’s sole discretion (i) in accordance with the Company’s usual payroll practices, (ii) in a lump sum payment, or (iii) no more than four (4) lump sum payments, provided that payment(s) hereunder shall begin no later than one (1) month following the effective date of the termination and the entire amount shall be paid within six (6) months of the effective date of such termination.

(e) Termination without Cause, as a result of a Change of Control. If within the first five (5) years of Employee’s employment hereunder, Employee’s employment is terminated by the Company, a successor, or a surviving entity, without Cause, within nine (9) months following a Change of Control (as defined in Section 2(d)), and provided that Employee is not offered employment with any successor or surviving entity at substantially equal or better terms and conditions, then the Company will pay Employee an amount equal to eighteen (18) months of his Base Salary in effect as of the effective date of such termination, which amount will paid, at the Company’s sole discretion (i) in accordance with the Company’s usual payroll practices, (ii) in a lump sum payment, or (iii) no more than four (4) lump sum payments, provided that payment(s) hereunder shall begin no later than one (1) month following the effective date of the termination and the entire amount shall be paid within eighteen (18) months of the effective date of such termination.

(f) Effect of Termination On Equity. In the event of termination of Employee’s employment, all options shall terminate in accordance with the terms of Employee’s option agreements in effect at the time of such termination.

(g) Release of Claims. The Company shall not be obligated to pay Employee any of the payments set forth in Section 4 unless and until Employee has executed a timely separation agreement containing a general release in favor of the Company, and the agreement has by its terms become effective.

(h) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Employee upon termination of Employee’s employment for any reason. Employee shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits. The compensation and benefits set forth in this Section shall be the sole remedy, if any, available to the Employee in the event that he brings any claim against the Company for any claims arising from or relating to the termination of his employment under this Agreement.

5. Confidentiality, Non-Competition, etc. As an inducement to the Company to enter into this Agreement and for the specific consideration set forth herein, including without limitation Employee’s Base Salary in Section 3(a), Employee agrees to sign and return to the Company the Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A concurrently with the execution of this Agreement.

6. Property and Records. Upon termination of Employee’s employment hereunder for any reason or for no reason, Employee will promptly deliver to the Company any property of the Company which may be in Employee’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Executive Officer or to such other Company representative as the Company may specify in writing.

(b) Entire Agreement. This Agreement, together with Employee Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New Jersey.

(g) Arbitration. Any dispute arising out of this Agreement shall be resolved through final and binding arbitration. The arbitration shall be conducted under the auspices of the American Arbitration Association (“AAA”) in accordance with the rules and procedures of AAA then in effect. The arbitration shall take place in the State of New Jersey and shall be heard and decided by a single arbitrator. The decision and award of the arbitrator shall be final and binding. The prevailing party in any such arbitration shall be entitled to recover its reasonable costs and attorney’s fees incurred in connection with the arbitration.

(h) Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

8. Taxation. Except as specifically set forth in this Agreement, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code, as amended. The Company and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of the Company under this Agreement.

9. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JAMES F. SMITH	ORCHID CELLMARK INC.

/s/ James F. Smith	By:	/s/ Thomas A. Bologna
Signature	Name:	Thomas A. Bologna
Address:	Title:	President & Chief Executive Officer